EXHIBIT 99.1
Forterra Announces Second Quarter 2021 Results

Irving, TX - GLOBE NEWSWIRE – July 28, 2021 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended June 30, 2021.

Second Quarter 2021 Highlights

•Increased net sales by 15.6% to $492.8 million as compared to $426.2 million in the prior year quarter
•Increased gross profit by 13.3% to $119.6 million as compared to $105.6 million in the prior year quarter
•Net income for the quarter increased by 33.2% to $36.1 million from $27.1 million in the prior year quarter
•Adjusted EBITDA1 increased by 8.7% to $93.4 million as compared to $85.9 million in the prior year quarter
•Net Leverage Ratio2 at June 30, 2021 was 3.4x, achieving previously communicated short-term net leverage ratio target of below 3.5x

Forterra CEO Karl Watson, Jr. commented, “We reported strong top-line growth with both of our business segments up year-over-year. We also generated higher net income and Adjusted EBITDA in the quarter compared to last year. Our Adjusted EBITDA for the twelve months ended June 30, 20213 was $308.3 million, a 26.9% increase compared to $242.9 million for the twelve months ended June 30, 20203. These results were in spite of higher supply chain costs given industry-wide input cost inflation, raw material shortages in some markets, and the impact from the increased number of rainy days in certain regions during the quarter as compared to the prior year quarter. As the second quarter unfolded, input cost inflation accelerated, and we now expect full year 2021 input costs to be materially higher than what we

1 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. A reconciliation of non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the Reconciliation of Non-GAAP Measures section of this press release.
2 Ratio represents net debt divided by adjusted EBITDA for the last twelve-month period. Net debt and adjusted EBITDA are non-GAAP measures and a reconciliation thereof to comparable GAAP financial measures is provided in the Reconciliation of Non-GAAP Measures section of this press release.
3 Presentation of information on a last twelve month (“LTM”) basis for LTM periods that are not fiscal years (i.e., the periods ended Q2 2021 and Q2 2020) is not in accordance with GAAP. An explanation for the use of this presentation is provided in the Non-GAAP Measures section of this press release.

anticipated at the beginning of the year. We have instituted additional price increases intended to offset rising costs in both of our businesses. We believe we have taken the right steps, and will continue to take actions as necessary, to mitigate the impact of higher costs while meeting our customers’ needs. Despite near-term margin compression, these price increases will support higher future margins.”

Mr. Watson continued, “We have seen a number of positive developments since the beginning of the second quarter. Both of our segments continue to show year-over-year growth in shipment volumes, and our backlog volumes at quarter-end experienced significant growth, especially in our Water segment. In addition, in early July we completed the acquisition of the business of Barbour Concrete Company, expanding our precast footprint in the growing Kansas City area. Lastly, during this quarter, we achieved our previously communicated deleveraging goal by lowering our Net Leverage Ratio2 below 3.5x. I want to thank all my fellow teammates for their hard work and continued dedication. We would not have achieved this without each and every one of them.”

Segment Results
Drainage Pipe & Products (“Drainage”) - Key Financial and Operational Statistics:

Key Financial Statistics ($ in millions)	Q2 2021	Q2 2020[4]

Net Sales	$258.5	$238.9
Gross Profit	66.3	59.9
EBITDA	58.7	54.6
Adjusted EBITDA[1]	60.5	58.7
Gross Profit Margin	25.7%	25.1%
Adjusted EBITDA Margin[1]	23.4%	24.6%

[4] During the fourth quarter of 2020, the Company reclassified the pressure pipe business from Water segment to Drainage segment to better align with its organizational structure. As a result, historical segment data was updated to reflect the current segment compositions.

Drainage net sales for the quarter increased by 8.2%, or $19.6 million, to $258.5 million as compared to $238.9 million in the prior year quarter. The increase was primarily driven by the higher shipment volumes year-over-year, partially offset by a slight decline in average selling prices. Although the quarter’s shipment volume was negatively impacted by the increased number of rainy days, especially in the Texas and Midwest regions, the quarter still reflected a double-digit increase compared to last year’s COVID impacted second quarter volumes. The slight decline in average selling prices reflected differences in product mix as well as competitive pressures.

Drainage gross profit and gross profit margin were $66.3 million and 25.7%, compared to $59.9 million and 25.1%, respectively, in the prior year quarter. Better absorption of manufacturing costs due to higher production volumes offset rising raw materials costs, especially in steel, resulting in a slight improvement in gross margin year-over-year. The increase in gross profit was primarily driven by higher shipment volumes.

Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the quarter were $58.7 million, $60.5 million and 23.4%, respectively, compared to $54.6 million, $58.7 million and 24.6%, respectively, in the prior year quarter. The Drainage segment’s selling, general and administrative expenses increased year-over-year, primarily driven by higher staff costs.

Water Pipe & Products (“Water”) - Key Financial and Operational Statistics:

Key Financial Statistics ($ in millions)	Q2 2021	Q2 2020[4]

Net Sales	$234.3	$187.3
Gross Profit	53.2	45.6
EBITDA	49.3	42.5
Adjusted EBITDA[1]	49.4	42.8
Gross Profit Margin	22.7%	24.4%
Adjusted EBITDA Margin[1]	21.1%	22.9%

Water net sales for the quarter increased by 25.1%, or $47.0 million, respectively, to $234.3 million, as compared to $187.3 million in the prior year quarter. The year-over-year increase was driven by both higher shipment volumes and higher average selling prices.

Water gross profit and gross profit margin for the quarter were $53.2 million and 22.7%, respectively, as compared to $45.6 million and 24.4%, respectively, in the prior year quarter. The increase in gross profit was primarily driven by higher shipment volumes. The decline in the quarter’s gross profit margin was primarily caused by an industry-wide increase of more than 50% in the cost of scrap metal over the prior year period plus much higher freight and labor costs year-over-year, partially offset by higher average selling prices as well as better absorption of manufacturing costs due to higher production volumes.

Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the quarter were $49.3 million, $49.4 million and 21.1%, respectively, compared to $42.5 million, $42.8 million and 22.9%, respectively, in the prior year quarter. These changes reflect the same dynamics as discussed above in the gross profit and gross profit margin analysis. In addition, the Water segment’s selling, general and administrative expenses increased year-over-year, primarily driven by higher staff costs.

Corporate and Other (“Corporate”)
Corporate EBITDA and Adjusted EBITDA loss for the quarter were $20.2 million and $16.4 million, respectively, compared to $20.5 million and $15.6 million, respectively, in the prior year quarter. The slight year-over-year increase in Corporate EBITDA and adjusted EBITDA loss was in line with management’s internal plan and primarily driven by higher staff costs.

Balance Sheet and Liquidity
As of June 30, 2021, the Company had cash of $34.2 million and total debt of $928.6 million, which was comprised of $500 million of senior secured notes due in July 2025, $408.6 million of term loan due in October 2023, and $20 million in borrowings under its $350 million asset-based revolving credit facility. The Company further reduced its net leverage ratio during the quarter to 3.4x at June 30, 2021 and has achieved its previously communicated net leverage ratio target of below 3.5x. The Company remains focused on further deleveraging while prudently investing in growth opportunities.

Barbour Acquisition
On July 1, 2021, the Company completed its acquisition of the businesses of Barbour Concrete Company & Barbour Building Systems, further expanding its ability to serve the precast concrete products demands of customers in the growing Kansas City region. This acquisition had no significant impact on the second quarter financial results.

Update on Proposed Transaction with Quikrete
The Company remains committed to completing the proposed merger with an affiliate of Quikrete Holdings, Inc. ("Quikrete") and delivering the benefits of the transaction to Forterra’s shareholders. Completion of the pending transaction is subject to certain regulatory approvals, among other conditions set forth in the merger agreement dated February 19, 2021.

As previously disclosed in the Company’s current report on Form 8-K dated May 3, 2021, on April 30, 2021 the Company and Quikrete received a request for additional information and documentary material from the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Company is currently in the process of responding to the request.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and scale help make it a preferred supplier for water-related pipe and products, serving a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.

Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements include risks and uncertainties relating to the pending merger with an affiliate of Quikrete Holdings, Inc.; the impacts of the COVID-19 pandemic; the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain; construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject to; our dependence on key executives and key management personnel; our ability, or that of the customers with which we work, to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents and additional factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

EXHIBIT 99.1
FORTERRA, INC.
Consolidated Statements of Operations
(in millions, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Net sales	$492.8	$426.2	$860.9	$757.1
Cost of goods sold	373.2	320.6	659.1	592.7
Gross profit	119.6	105.6	201.8	164.4
Selling, general & administrative expenses	(56.3)	(53.3)	(111.3)	(107.5)
Impairment and exit charges	(0.1)	(0.3)	(0.5)	(1.1)
Other operating income (expense), net	0.4	(0.9)	12.5	(0.7)
	(56.0)	(54.5)	(99.3)	(109.3)
Income from operations	63.6	51.1	102.5	55.1

Other income (expense)
Interest expense	(19.1)	(19.7)	(37.4)	(40.5)
Gain (loss) on extinguishment of debt	—	0.1	—	—
Earnings from equity method investee	3.6	3.1	6.2	5.9
Income before income taxes	48.1	34.6	71.3	20.5
Income tax expense	(12.0)	(7.5)	(16.6)	(7.5)
Net income	$36.1	$27.1	$54.7	$13.0

Earnings per share:
Basic	$0.54	$0.42	$0.82	$0.20
Diluted	$0.52	$0.40	0.79	0.19

Weighted average common shares outstanding:
Basic	66.7	65.1	66.5	64.9
Diluted	69.5	67.2	69.5	67.5

FORTERRA, INC.
Consolidated Balance Sheets
(in millions)

	June 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$34.2	$25.7
Receivables, net	309.1	227.9
Inventories	266.3	222.9
Prepaid expenses	9.9	8.0
Other current assets	3.1	2.0
Total current assets	622.6	486.5
Non-current assets
Property, plant and equipment, net	444.1	451.1
Operating lease right-of-use assets	54.0	54.4
Goodwill	509.5	509.1
Intangible assets, net	84.8	101.4
Investment in equity method investee	49.9	48.3
Other long-term assets	1.9	5.0
Total assets	$1,766.8	$1,655.8

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$175.0	$134.1
Accrued liabilities	115.6	115.8
Deferred revenue	7.6	8.2
Current portion of long-term debt	12.5	12.5
Current portion of tax receivable agreement	8.3	8.3
Total current liabilities	319.0	278.9
Non-current liabilities
Long-term debt	900.7	887.5
Long-term finance lease liabilities	142.3	142.2
Long-term operating lease liabilities	51.0	50.9
Deferred tax liabilities	10.7	9.7
Other long-term liabilities	31.8	36.9
Long-term tax receivable agreement	55.9	55.9
Total liabilities	1,511.4	1,462.0
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 66,656 and 65,981 shares issued and outstanding	—	—
Additional paid-in-capital	257.9	252.6
Accumulated other comprehensive loss	(5.4)	(6.9)
Retained earnings (deficit)	2.9	(51.9)
Total shareholders' equity	255.4	193.8
Total liabilities and shareholders' equity	$1,766.8	$1,655.8

FORTERRA, INC.
Consolidated Statements of Cash Flows
(in millions)

	Six months ended
	June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net income	$54.7	$13.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation & amortization expense	41.0	44.9
(Gain) loss on disposal of property, plant and equipment	(10.9)	1.4
Gain on extinguishment of debt	—	(0.1)
Amortization of debt discount and issuance costs	2.5	3.7
Stock-based compensation expense	4.8	5.5
Impairment charges	0.4	—
Write-off of debt discount and issuance costs	—	0.4
Earnings from equity method investee	(6.2)	(5.9)
Distributions from equity method investee	4.5	4.5
Unrealized (gain) loss on derivative instruments, net	(0.2)	0.9
Unrealized foreign currency (gain) loss, net	—	0.2
Provision for doubtful accounts	0.8	0.1
Deferred taxes	1.0	1.8
Deferred rent	—	—
Other non-cash items	1.1	2.1
Change in assets and liabilities:
Receivables, net	(81.5)	(66.2)
Inventories	(43.1)	(0.9)
Related party receivables		—
Other current assets	(3.1)	2.4
Accounts payable and accrued liabilities	37.6	28.0
Other assets and liabilities	(5.3)	4.4
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1.9)	40.2

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(24.1)	(9.1)
Proceeds from sale of fixed assets[1]	20.4	10.6
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(3.7)	1.5

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt issuance costs	—	(1.7)
Repayments of term loans	(6.3)	(21.4)
Proceeds from revolver	40.0	180.0
Repayments of revolver	(20.0)	(180.0)
Proceeds from issuance of common stock	3.1	—
Other financing activities	(3.1)	(0.4)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	13.7	(23.5)
Effect of exchange rate changes on cash	0.4	(0.5)
Net change in cash and cash equivalents	8.5	17.7
Cash and cash equivalents, beginning of period	25.7	34.8
Cash and cash equivalents, end of period	$34.2	$52.5

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$33.5	$33.1
Income taxes paid (refunds received), net	13.3	(0.2)

Additional Statistics
(unaudited)

Reconciliation of Non-GAAP Measures
In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rata share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and Adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and Adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and Adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, Adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

This release also presents both GAAP and non-GAAP financial measures on a last twelve month (“LTM”) basis. Information presented for LTM periods that are not fiscal years (i.e., the periods ended Q2 2021 and Q2 2020) reflect unaudited trailing four quarter financial information calculated by starting with the results from the most recent audited fiscal year included in such LTM period and then (x) adding quarterly information for subsequent fiscal quarters and (y) subtracting quarterly information for the corresponding prior year periods. For example, LTM Q2 2021 has been calculated by starting with the data from the year ended December 31, 2020 and then adding data for the six months ended Q2 2021, followed by subtracting data for the six months ended Q2 2020. This presentation is not in accordance with GAAP. However, we believe this information is useful to investors as we use it to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use such LTM financial data to test compliance with covenants under our debt facilities. This presentation has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Please see our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the relevant periods for the historical amounts used to calculate the LTM information presented.

This release also includes Net debt, a non-GAAP measure that represents the sum of long-term debt, the current portion of long-term debt, debt issuance cost and original issue discount and finance lease liabilities less cash and cash equivalents. Management uses net debt as one of the means by which it assesses financial leverage, and it is therefore useful to investors in evaluating our business using the same measures as management. Net debt is also useful to investors because it is often used by securities analysts and other interested parties in evaluating our business. Net debt does however have certain limitations and should not be considered as an alternative to or in isolation from long-term debt or any other measure calculated in accordance with GAAP.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using non-GAAP measures as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

FORTERRA, INC.
Reconciliation of net income to adjusted EBITDA
(in millions)

	Three months ended		Six months ended		Twelve months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020	June 30, 2021	December 31, 2020	June 30, 2020
Net income	$36.1	$27.1	$54.7	$13.0	$106.2	$64.5	$27.8
Interest expense	19.1	19.7	37.4	40.5	76.8	79.9	85.0
Depreciation & amortization	20.6	22.4	41.0	44.9	85.6	89.5	93.4
Income tax expense	12.0	7.5	16.6	7.5	17.5	8.4	10.6
EBITDA[1]	87.8	76.7	149.7	105.9	286.1	242.3	216.8
(Gain) loss on sale of property, plant & equipment, net	0.2	1.3	(10.9)	1.4	(11.7)	0.6	2.4
(Gain) loss on extinguishment of debt	—	(0.1)	—	—	12.3	12.3	(1.7)
Impairment & exit charges[2]	0.1	1.4	0.1	2.1	1.9	3.9	4.8
Transaction costs[3]	2.3	3.0	5.1	4.4	6.0	5.3	6.2
Non-cash compensation[4]	2.1	2.6	4.8	5.5	8.8	9.5	10.7
Other[5]	—	—	—	—	1.2	1.2	(0.3)
Earnings from equity method investee[6]	(3.6)	(3.1)	(6.2)	(5.9)	(11.6)	(11.3)	(11.4)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	4.5	4.1	8.0	7.9	15.3	15.2	15.4
Adjusted EBITDA	$93.4	$85.9	$150.6	$121.3	$308.3	$279.0	$242.9
Adjusted EBITDA margin	19.0%	20.1%	17.5%	16.0%	18.2%	17.5%	15.3%

1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Non-cash equity compensation expense.
5Other includes one-time charges such as executive severance costs, as well as inter-segment charges that are eliminated upon consolidation.
6Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.
7Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in millions)

Three months ended June 30, 2021	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$58.7	$49.3	$(20.2)	$87.8
Loss on sale of property, plant & equipment, net	0.1	0.1	—	0.2
Impairment and exit charges[2]	—	0.1	—	0.1
Transaction costs[3]	—	—	2.3	2.3
Non-cash compensation[4]	0.4	0.3	1.4	2.1
Other[5]	0.4	(0.4)	—	—
Earnings from equity method investee[6]	(3.6)	—	—	(3.6)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	4.5	—	—	4.5
Adjusted EBITDA	$60.5	$49.4	$(16.5)	$93.4
Adjusted EBITDA margin	23.4%	21.1%	NM	19.0%

Net sales	$258.5	$234.3	$—	$492.8
Gross profit	66.3	53.3	—	119.6

Three months ended June 30, 2020	Drainage Pipe & Products(a)	Water Pipe & Products(a)	Corporate and Other	Total
EBITDA[1]	$54.6	$42.5	$(20.4)	$76.7
Loss on sale of property, plant & equipment, net	1.3	—	—	1.3
Gain on extinguishment of debt	—	—	(0.1)	(0.1)
Impairment and exit charges[2]	1.1	0.3	—	1.4
Transaction costs[3]	—	—	3.0	3.0
Non-cash compensation[4]	0.3	0.4	1.9	2.6
Other[5]	0.4	(0.4)	—	—
Earnings from equity method investee[6]	(3.1)	—	—	(3.1)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	4.1	—	—	4.1
Adjusted EBITDA	$58.7	$42.8	$(15.6)	$85.9
Adjusted EBITDA margin	24.6%	22.9%	NM	20.1%

Net sales	$238.9	$187.3	$—	$426.2
Gross profit	60.0	45.6	—	105.6

Six months ended June 30, 2021	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$110.4	$80.4	$(41.1)	$149.7
(Gain) loss on sale of property, plant & equipment, net	(11.0)	0.1	—	(10.9)
Impairment and exit charges[2]		0.1	—	0.1
Transaction costs[3]	—	—	5.1	5.1
Non-cash compensation[4]	1.1	1.0	2.7	4.8
Other[5]	0.8	(0.8)	—	—
Earnings from equity method investee[6]	(6.2)	—	—	(6.2)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	8.0	—	—	8.0
Adjusted EBITDA	$103.1	$80.8	$(33.3)	$150.6
Adjusted EBITDA margin	22.9%	19.7%	NM	17.5%

Net sales	$450.3	$410.6	$—	$860.9
Gross profit	113.3	88.5	—	201.8

Six months ended June 30, 2020	Drainage Pipe & Products(a)	Water Pipe & Products(a)	Corporate and Other	Total
EBITDA[1]	$81.0	$65.0	$(40.1)	$105.9
Loss on sale of property, plant & equipment, net	1.3	0.1	—	1.4
Gain on extinguishment of debt	—	—	—	—
Impairment and exit charges[2]	1.0	1.1	—	2.1
Transaction costs[3]		—	4.4	4.4
Non-cash compensation[4]	1.0	0.6	3.9	5.5
Other[5]	0.8	(0.8)	—	—
Earnings from equity method investee[6]	(5.9)	—	—	(5.9)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	7.9	—	—	7.9
Adjusted EBITDA	$87.1	$66.0	$(31.8)	$121.3
Adjusted EBITDA margin	21.0%	19.3%	NM	16.0%

Net sales	$415.4	$341.7	$—	$757.1
Gross profit	92.7	71.7	—	164.4

(a)During the fourth quarter of 2020, the Company reclassified the pressure pipe business from Water segment to Drainage segment to better align with its organizational structure. As a result, historical segment data was updated to reflect the current segment compositions.
1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Non-cash equity compensation expense.
5Other includes inter-segment charges that are eliminated upon consolidation.
6Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.
7Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

Reconciliation of Long-Term Debt to Total Debt and Net Debt
(in millions)

June 30,
2021
Long-term debt	$900.7
Current portion of long-term debt	12.5
Carrying value of long-term debt	913.2
Add: Debt issuance cost and original issuance discount	15.4
Gross value of long-term debt	928.6
Add: Short-term finance lease liabilities	17.8
Long-term finance lease liabilities	142.3
Total debt	1,088.7
Less: Cash and cash equivalents	(34.2)
Net debt	$1,054.5

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com